Exhibit 99.1

Blue Owl Capital Corporation III Announces Intention to List on the New York Stock Exchange

NEW YORK — January 16, 2024 — Blue Owl Capital Corporation III (“OBDE” or the “Company”), a leading business development company (“BDC”) focused on lending to U.S. upper middle-market companies, announced today that it intends to list the Company’s shares of common stock on the New York Stock Exchange (“NYSE”). Subject to market conditions, the Company anticipates that its shares of common stock will commence trading on the NYSE on January 25, 2024 under the ticker symbol “OBDE”.

The senior management team of Blue Owl Capital Corporation III includes Craig W. Packer, Chief Executive Officer and Director; Logan Nicholson, President; Jonathan Lamm, Chief Financial Officer; and Bryan Cole, Chief Operating Officer.

The Company will hold a conference call on Wednesday, January 17, 2024, at 9:00 a.m. Eastern Time to provide additional details regarding the anticipated listing.

The Company plans to disclose preliminary estimates of fourth quarter 2023 results by January 24, 2024, before market open. OBDE expects to release full financial results for the fourth quarter and fiscal year 2023 on Wednesday, February 21, 2024, after market close, followed by a shareholder letter.

Distributions Declared

The board of directors of the Company (the “Board”) declared a first quarter 2024 regular dividend of $0.35 per share for stockholders of record as of March 29, 2024, payable on or before April 15, 2024.

In conjunction with the listing, the Board declared five special dividends of $0.06 per share, payable on a quarterly basis to shareholders of record in accordance with the following schedule.

Declaration Date	Record Date	Payment Date	Amount Per Share
1/12/2024	5/31/2024	6/14/2024	$0.06
1/12/2024	8/30/2024	9/13/2024	$0.06
1/12/2024	11/29/2024	12/13/2024	$0.06
1/12/2024	2/28/2025	3/14/2025	$0.06
1/12/2024	5/30/2025	6/13/2025	$0.06

Share Repurchase Program

In connection with the listing, the Company’s Board approved a repurchase program under which up to $100 million of outstanding common stock may be repurchased. Under the program, purchases may be made at management’s discretion from time to time in open-market transactions, in accordance with all applicable securities laws and regulations.

The program is expected to be in effect for one year from the listing of the Company’s common stock or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares.

Waiver of Transfer Restrictions

In connection with the listing, the Board has waived the transfer restrictions contained in the Company’s amended and restated articles of incorporation (the “Charter”) with respect to 5,870,466 shares of the Company’s common stock. The Charter provides for the balance of shares to be released in three equal tranches on the following schedule:

•	180 days after the listing (the “First Lock-Up Period”);

•	270 days after the listing (the “Second Lock-Up Period”); and

•	365 days after the listing (the “Third Lock-Up Period”).

Upon listing, a pro rata portion of each shareholder’s shares of OBDE common stock will be released from each of the First, Second and Third Lock-Up Periods. The released shares will account for approximately 5% of each shareholder’s position and will be freely tradeable once trading commences on the NYSE.

Advisors

BofA Securities, J.P. Morgan, and RBC Capital Markets are serving as lead advisors to the Company in connection with its proposed listing.

CONFERENCE CALL AND WEBCAST INFORMATION

A conference call to discuss additional details of OBDE’s listing will be broadcast live on January 17, 2024 at 9:00 a.m. Eastern Time on the Company’s website at www.BlueOwlCapitalCorporationIII.com. Please visit the website to test the connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: (877) 407-9714

•	International: +1 (201) 689-8865

All callers will need to reference “Blue Owl Capital Corporation III” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information

An archived replay will be available via a webcast link located on OBDE’s website for one year, and via the dial-in numbers listed below for 14 days:

•	Domestic: (877) 660-6853

•	International: +1 (201) 612-7415

•	Access Code: 13743246

Additional information including SEC filings and investor presentation can be found at the Company’s website, www.BlueOwlCapitalCorporationIII.com.

ABOUT BLUE OWL CAPITAL CORPORATION III

Blue Owl Capital Corporation III (NYSE: OBDE) is a specialty finance company focused on lending to U.S. upper middle-market companies. As of September 30, 2023, OBDE had investments in 146 portfolio companies with an aggregate fair value of $3.6 billion. OBDE has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. OBDE is externally managed by Blue Owl Diversified Credit Advisors, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and is a part of Blue Owl’s Credit platform.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about OBDE, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond OBDE’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in OBDE’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which OBDE makes them. OBDE does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

Dana Sclafani

212-419-3000

credit-ir@blueowl.com

Media Contact:

Prosek Partners

Josh Clarkson

pro-blueowl@prosek.com

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